EXHIBIT 99.1



                              Horizon Telcom, Inc.
                              68 East Main Street.
                           Chillicothe, OH 45601-0480
                                 March 29, 2002



SECURITIES AND EXCHANGE COMMISSION
450 5th Street, N.W.
Washington D.C. 20549


 Re:  Horizon Telcom, Inc.
      Form 10-K for the year ended December 31, 2001
      Filed March 29, 2002

Dear Sirs:

This letter is written in accordance  with your  Temporary  Final Rule and Final
Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No.
S7-03-02 that became effective on March 18, 2002 (the "Andersen Release").

Our Annual Report on Form 10-K for the year ended December 31, 2001 was filed with the Securities and Exchange Commission on March 29, 2002 and included the accountant's report of Arthur Andersen LLP ("Andersen") on our consolidated financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Andersen has represented to us in writing the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                   Very truly yours,

                                   Horizon Telcom, Inc.


                                   By: /s/ Peter M. Holland
                                       --------------------------------
                                       Chief Financial Officer





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